Exhibit 10a(2)

MID-CAREER HIRE SUPPLEMENTAL RETIREMENT INCOME PLAN

FOR SELECTED EMPLOYEES OF

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

AND ITS AFFILIATES

Amended December 2008, Effective as of January 1, 2009

MID-CAREER HIRE SUPPLEMENTAL RETIREMENT INCOME PLAN
FOR SELECTED EMPLOYEES OF
PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED AND ITS AFFILIATES

          Public Service Electric and Gas Company previously established effective as of January 1, 1997, and currently maintains, the Mid-Career Hire Supplemental Retirement Income Plan for Selected Employees of Public Service Electric and Gas Company and its Affiliates. Effective December 13, 1999, Public Service Electric and Gas Company transferred sponsorship of the plan to the Company and the plan was renamed the “Mid-Career Hire Supplemental Retirement Income Plan for Selected Employees of Public Service Enterprise Group Incorporated and its Affiliates.” Furthermore, effective as of December 1, 2005, the Plan was amended as set forth in this document to conform with the requirements of The American Jobs Creation Act of 2004 (the “AJCA”). This Plan was established for the purpose of assisting in attracting and retaining a stable pool of key managerial and professional talent and long-term key employee commitment by providing certain supplemental retirement benefits based upon additional service credit for a selected number of key employees who participate in the Pension Plan or Cash Balance Plan of Public Service Enterprise Group Incorporated. This Plan is intended to constitute an unfunded plan of deferred compensation for a select group of management or highly compensated employees for purposes of Title 1 of ERISA.

          The Plan is hereby amended, effective as of January 1, 2009, to provide for lump sum payments of certain benefits, to revise provisions relating to lump sum payments of de minimis benefits, to conform the Plan to certain requirements of Code Section 409A, and to make certain other style and conforming changes and the terms contained herein shall supersede all prior iterations of the Plan.

Section 1. Definitions

          When used herein, the words and phrases hereinafter defined shall have the following meanings unless a different meaning is clearly required by the context of the Plan:

          1.1 “Affiliate” shall mean (a) any organization while it is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company; or (b) any trades or businesses (whether or not incorporated) while they are under common control (as defined in Code Section 414(c), as modified by Code Section 415(h)) with the Company.

          1.2 “Beneficiary” shall mean any person or persons selected by a Participant on a form provided by the Company who may become eligible to receive the benefits provided under this Plan in the event of such Participant’s death.

          1.3 “Benefit Commencement Date” shall mean the date on which a Participant’s Supplemental Retirement Benefit shall commence or be paid under Subsection 3.3.

          1.4 “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

          1.5 “Cash Balance Plan” shall mean the Cash Balance Pension Plan of Public Service Enterprise Group Incorporated.

          1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended. A reference to a section of the Code shall also refer to any regulations and other guidance issued under that section.

          1.7 “Company” shall mean Public Service Enterprise Group Incorporated.

          1.8 “Compensation” shall mean compensation as defined in the Reinstatement Plan.

          1.9 “Credited Service” shall mean the aggregate of all periods of employment with the Company or an Affiliate or former Affiliate and all periods of additional service credit granted by the Company for which a Participant will be given credit in computing his Supplemental Retirement Benefit.

          1.10 “Employee Benefits Committee” or “Committee” shall mean the Employee Benefits Committee of the Company.

          1.11 “Employee Benefits Policy Committee” or “Policy Committee” shall mean the Employee Benefits Policy Committee of the Company.

          1.12 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. A reference to a section of ERISA shall also refer to any regulations and other guidance issued under that section.

          1.13 “Final Earnings” shall mean final earnings as defined in the Reinstatement Plan.

          1.14 “Limited Plan” shall mean the Limited Supplemental Benefits Plan for Certain Employees of Public Service Enterprise Group Incorporated and its Subsidiaries and any successor or replacement plan.

          1.15 “Normal Retirement Date” shall mean the first day of the month coinciding with or next following a Participant’s attainment of age 65. In the case of a Participant who is employed after attaining age 65, Normal Retirement Date shall mean the first day of the month coinciding with or next following the date on which the Participant’s Separation from Service occurs.

          1.16 “Participant” shall mean each employee or former employee of the Company or a Participating Affiliate who is selected by the Chief Executive Officer of the Company to participate in the Plan. The Chief Executive Officer of the Company shall select such key employees of the Company and Participating Affiliates upon such terms as he shall deem appropriate due to the employee’s responsibilities and opportunity to contribute to the financial and operating objectives of the Company or Participating Affiliate.

          1.17 “Participating Affiliate” shall mean any Affiliate of the Company which (a) is the sponsor or a Participating Affiliate of the Reinstatement Plan; (b) adopts this Plan with the approval of the Board of Directors; (c) authorizes the Board of Directors and the Employee Benefits Committee to act for it in all matters arising under or with respect to this Plan; and (d) complies with such other terms and conditions relating to this Plan as may be imposed by the Board of Directors.

          1.18 “Pension Plan” shall mean the Pension Plan of Public Service Enterprise Group Incorporated (formerly known as the “Pension Plan of Public Service Electric and Gas Company”), and each successor or replacement plan.

          1.19 “Pension Plan Retirement Benefit” shall mean the aggregate annual benefit payable to a Participant pursuant to the Pension Plan or the Cash Balance Plan, as applicable, by reason of the Participant’s termination of employment with the Company and all Affiliates for any reason other than death.

          1.20 “Plan” shall mean this Mid-Career Hire Supplemental Retirement Income Plan for Selected Employees of Public Service Enterprise Group Incorporated and its Affiliates (formerly known as the “Mid-Career Hire Supplemental Retirement Income Plan for Selected Employees of Public Service Electric and Gas Company and its Affiliates”).

          1.21 “Plan Year” shall mean the calendar year.

          1.22 “Reinstatement Plan” shall mean the Retirement Income Reinstatement Plan for Non-Represented Employees of Public Service Enterprise Group Incorporated and its Affiliates (formerly known as the “Retirement Income Reinstatement Plan for Non-Represented Employees of Public Service Electric and Gas Company and its Affiliates”).

          1.23 “Reinstatement Plan Retirement Benefit” shall mean the aggregate annual benefit payable to a Participant pursuant to the Reinstatement Plan for any reason other than death.

          1.24 “Reinstatement Plan Surviving Spouse Benefit” shall mean the aggregate annual benefit payable to the Surviving Spouse of a Participant pursuant to the Reinstatement Plan in the event of the death of the Participant at any time prior to commencement of payment of his Reinstatement Plan Retirement Benefit.

          1.25 “Retirement” shall mean either (i) or (ii), as the case may be:

(i)

in the case of a Participant who participates in the Pension Plan, the Participant shall incur a Retirement for purposes of the Plan if he or she incurs a Separation from Service with the Company and its ERISA Affiliates after having attained age 65 or when the sum of Participant’s age and credited service are equal to or exceed 80.

(ii)	in the case of a Participant who participates in the Cash Balance Plan, the Participant shall incur a Retirement for purposes of the Plan if he or she incurs a Separation from Service with the Company and its ERISA Affiliates attaining age 65 or attaining age 55 and completing five or more years of credited service (as defined in the Cash Balance Plan).

Retirement shall not include termination of service with the right to a deferred pension under the Pension Plan or a deferred retirement benefit or early commencement of payment of a participant’s Cash Balance Account under the Cash Balance Plan.

          1.26 “Separation from Service” shall mean, subject to paragraphs (a) and (b), a Participant’s termination from employment with the Company and all Affiliates, whether by retirement or resignation from or discharge by the Company or an Affiliate.

(a) A Separation from Service shall be deemed to have occurred if a Participant and the Company or any Affiliate reasonably anticipate, based on the facts and circumstances, that either:

(1) the Participant will not provide any additional services for the Company or an Affiliate after a certain date; or

          (2) the level of bona fide services performed by the Participant after a certain date will permanently decrease to no more than 50 percent of the average level of bona fide services performed by the Participant over the immediately preceding 36 months.

          (b) If a Participant is absent from employment due to military leave, sick leave, or any other bona fide leave of absence authorized by the Company or an Affiliate and there is a reasonable expectation that the Participant will return to perform services for the Company or an Affiliate, a Separation from Service will not occur until the latter of:

(1) the first date immediately following the date that is six months after the date that the Participant was first absent from employment; or

          (2) the date the Participant no longer retains a right to reemployment, to the extent the Participant retains a right to reemployment with the Company or any Affiliates under applicable law or by contract.

          If a Participant fails to return to work upon the expiration of any military leave, sick leave, or other bona fide leave of absence where such leave is for less than six months, the Separation from Service shall occur as of the date of the expiration of such leave.

          1.27 “Specified Employee” shall mean an individual who is a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5)) of the Code) of the

Company at any time during the 12-month period ending on each December 31 (the “identification date”). If an individual is a key employee as of an identification date, the individual shall be treated as a Specified Employee for the 12-month period beginning on the April 1 following the identification date. Notwithstanding the foregoing, an individual shall not be treated as a Specified Employee unless any stock of the Company or an Affiliate is publicly traded on an established securities market or otherwise.

          1.28 “Supplemental Retirement Benefit” shall mean the benefit payable to a Participant pursuant to this Plan by reason of his Separation from Service with the Company and all Affiliates for any reason other than death.

          1.29 “Surviving Spouse” shall mean a person who is married to a Participant at the date of his death.

          1.30 “Year of Service” shall mean Year of Service as defined in the Pension Plan or the Cash Balance Plan, as applicable to the Participant.

          1.31 “Supplemental Surviving Spouse Benefit” shall mean the benefit payable to a Surviving Spouse pursuant to this Plan.

Section 2. Eligibility

          2.1 A Participant who is selected by the Chief Executive Officer of the Company to participate in this Plan and who incurs a Separation from Service after becoming vested in his benefits payable under the Pension Plan or the Cash Balance Plan shall be eligible to receive a Supplemental Retirement Benefit. The Surviving Spouse of a Participant described in the preceding sentence who dies prior to commencement of payment of his Reinstatement Plan Retirement Benefit shall be eligible to receive a Supplemental Surviving Spouse Benefit.

          2.2 Upon selection for participation in the Plan, the Chief Executive Officer shall designate the number of years of additional Credited Service to which such Participant shall be entitled to be credited in calculating his Supplemental Retirement Benefit under this Plan. The Chief Executive Officer shall notify the Vice President - Compensation and Benefits in writing of such selection and designation.

Section 3. Supplemental Retirement Benefit

          3.1 The Supplemental Retirement Benefit payable to an eligible Participant shall be equal to the excess of (a) over (b) where:

(a)

is the sum of the amount of Pension Plan Retirement Benefit and Reinstatement Plan Retirement Benefit to which the Participant would have been entitled as of his Normal Retirement Date if such benefits were computed with the additional years of Credited Service provided for in this Plan; and

(b)

is the sum of the Pension Plan Retirement Benefit and Reinstatement Plan Retirement Benefit actually payable to the Participant or payable to a third party on the Participant’s behalf as of his Normal Retirement Date.

          The amounts described in (a) and (b) shall be computed as of the date of Separation from Service of the Participant with the Company and all Affiliates in the form of a single life annuity payable over the lifetime of the Participant only commencing on his Normal Retirement Date.

          This Supplemental Retirement Benefit shall be calculated as a single life annuity commencing on the Participant’s Normal Retirement Date. If payment of a Participant’s Supplemental Retirement Benefit commences or is paid before his Normal Retirement Date, the benefit amount calculated pursuant to this paragraph (a) shall be reduced for early commencement in accordance with the early retirement reduction factors applicable to calculation of the Participant’s benefit under the Pension Plan or Cash Balance Plan, as applicable.

          3.2. The Supplemental Retirement Benefit payable to a Participant shall be paid as follows:

(a)	If the Participant’s Separation from Service occurs prior to Retirement, the present value of his Supplemental Retirement Benefit shall be paid in a single lump sum distribution.

(b)

Except as provided in paragraph (d), if the Participant’s Separation from Service occurs on or after his Retirement, the Participant may elect to receive his Supplemental Retirement Benefit in the form of a single life annuity or a joint and survivor annuity.

	(1)	The single life annuity option is an annuity providing equal monthly payments for the lifetime of the Participant with no survivor benefits.

(2)

The joint and survivor annuity option is a reduced monthly benefit payable to the Participant for life and to a surviving named Beneficiary for the lifetime of the Beneficiary in an amount equal to 50 percent, 75 percent, or 100 percent (as elected by the Participant) of the amount payable during the Participant’s lifetime.

(c)

A Participant may elect an annuity form of payment pursuant to paragraph (b) at any time before his Benefit Commencement Date, provided that any election shall also apply to any benefits payable to the Participant under the Reinstatement Plan and the Limited Plan. If a Participant fails to make a timely election, his Supplemental Retirement Benefit shall be paid in the form of:

	(1)	a single life annuity, if he is not married as of his Benefit Commencement Date; or

	(2)	a 50 percent joint and survivor annuity with his spouse as Beneficiary, if he is married as of his Benefit Commencement Date.

If a Participant elects a joint and survivor annuity, but his Beneficiary dies before the Participant’s Benefit Commencement Date, the Participant’s Supplemental Retirement Benefit shall be paid in the form of a single life annuity unless the Participant validly elects a new form of payment pursuant to this subsection.

(d)

Notwithstanding paragraphs (b) and (c), if the Participant’s total vested benefit under this Plan, the Reinstatement Plan, and the Limited Plan, as presently valued at the time of commencement of the payment of such benefit, does not exceed $30,000, his benefit under each of the plans shall be paid in a single lump sum distribution.

          3.3 Except as otherwise provided in this subsection, payment of a Participant’s Supplemental Retirement Benefit shall commence or shall be made as of the last day of the month in which the Participant’s Separation from Service occurs or as soon as administratively practicable after such date, but in no event later than the last day permitted under Section 409A of the Code for treating a delayed payment as having been made on such payment date.

          If the Participant is a Specified Employee, payment of the Participant’s Supplemental Retirement Benefit shall commence or shall be made as of the last day of the month coinciding with or next following the six-month anniversary of the Participant’s Separation from Service. In any case where the payment of benefits is delayed pursuant to this paragraph, the Participant’s Supplemental Retirement Benefit shall be calculated as of the last day of the month in which the Participant’s Separation from Service occurs. Any annuity payments to which the Participant would be entitled during the first six months after his Separation from Service shall be accumulated and paid to the Participant without interest as of the last day of the month coinciding with or next following the six-month anniversary of his Separation from Service. If the Participant’s Supplemental Retirement Benefit is payable in the form of a lump sum distribution, the benefit shall be increased with interest at the rate of the first segment rate as determined pursuant to Section 417(e)(3)(C) and (D) of the Code for the second month preceding the first day of the Plan Year in which the Separation from Service occurs.

          Payment of the Participant’s benefit shall not be delayed or accelerated, except as provided in this subsection. If the Committee determines that a delay or acceleration of a Participant’s benefit complies with the requirements of Section 409A of the Code (including an acceleration to pay employment taxes), the Committee may either delay or accelerate the payment of the benefit in accordance with the terms of Section 409A of the Code as it deems advisable in its sole discretion. If any payment is delayed in accordance with this paragraph, the Plan shall pay such delayed payments without interest following the expiration of the delay.

          3.4 A Supplemental Retirement Benefit which is payable in any form other than a single life annuity shall be the actuarial equivalent of the Supplemental Retirement Benefit set forth in Subsection 3.1 above as determined by the same actuarial adjustments as those specified in the Pension Plan or Cash Balance Plan, as applicable, with respect to determination of the amount of retirement benefits payable pursuant to the Pension Plan or Cash Balance Plan, as applicable, on the date for commencement of payment hereunder.

          3.5 If a Participant earns an additional Supplemental Retirement Benefit after a Separation from Service, any annuity benefits being paid to the Participant shall be increased to reflect such additional accruals as of the January 1 following the Plan Year in which such additional benefit accrues. If the Participant received a lump sum distribution of his Supplemental Retirement Benefit as of the earlier Separation from Service, the value of the additional accruals shall be paid to him in a lump sum distribution as of the January 1 following the Plan Year in which such additional benefit accrues.

          Notwithstanding the foregoing, if a Participant named in Subsection 3.1(a) earns an additional Supplemental Retirement Benefit after December 31, 2008, the additional accruals shall be payable as of the Participant’s Separation from Service as otherwise provided in this Section 3.

Section 4. Supplemental Surviving Spouse Benefit

          4.1 If a Participant dies prior to commencement of payment of his Pension Plan Retirement Benefit or Reinstatement Plan Retirement Benefit under circumstances in which a Pension Plan Surviving Spouse Benefit or Reinstatement Plan Surviving Spouse Benefit is payable to his Surviving Spouse, then a Supplemental Surviving Spouse Benefit shall be payable to his Surviving Spouse as hereinafter provided. The Supplemental Surviving Spouse Benefit payable to a Surviving Spouse shall be equal to the excess of (a) over (b) where:

(a)

is the sum of the amount of the Pension Plan Surviving Spouse Benefit and Reinstatement Plan Surviving Spouse Benefit to which the Surviving Spouse would have been entitled under the Pension Plan and Reinstatement Plan, as applicable, as of the Participant’s Normal Retirement Date if such benefits were computed with the additional years of Credited Service provided for in this Plan; and

(b)	is the sum of the Pension Plan Surviving Spouse Benefit and Reinstatement Plan Surviving Spouse Benefit actually payable to the Surviving Spouse as of the Participant’s Normal Retirement Date.

          The Supplemental Surviving Spouse Benefit shall be calculated as a single life annuity commencing on the Participant’s Normal Retirement Date. If payment of the Supplemental Surviving Spouse Benefit commences or is paid before the Participant’s Normal Retirement Date, the benefit amount calculated pursuant to this subsection shall be reduced for early commencement in accordance with the reduction factors applicable to calculation of a Pension Plan Surviving Spouse Benefit.

          4.2 The Supplemental Surviving Spouse Benefit shall be paid as follows:

(a)	If the Participant’s death occurs prior to Retirement, the present value of the Supplemental Surviving Spouse Benefit shall be paid in a single lump sum distribution.

(b)

If the Participant’s death occurs on or after Retirement, the Supplemental Surviving Spouse Benefit shall be payable in monthly installments over the life of the Surviving Spouse. Notwithstanding the preceding sentence, if the present value of the total benefit payable to the Surviving Spouse under this Plan and the Reinstatement Plan does not exceed $20,000, the benefit payable under each of these plans shall be made in a single lump sum distribution.

          4.3 Payment of the Supplemental Surviving Spouse Benefit shall commence or shall be made as of the last day of the month in which the Participant’s death occurs or as soon as administratively practicable after such date, but in no event later than the last day permitted under Section 409A of the Code for treating a delayed payment as having been made on such payment date.

Section 5. Administration of the Plan

          5.1 The Committee shall be the named fiduciary of this Plan responsible for the general operation and administration of this Plan and for carrying out the provisions thereof. The Committee shall have discretionary authority to construe the terms of this Plan.

          5.2 The Committee shall adopt such rules and procedures as it deems necessary and advisable to administer this Plan and to transact its business. Subject to the other requirements of this Section 5, the Committee may—

(a)	employ agents to carry out non-fiduciary responsibilities;

(b)	employ agents to carry out fiduciary responsibilities (other than trustee responsibilities as defined in Section 405(c)(3) of ERISA);

(c)	consult with counsel, who may be counsel to the Company or an Affiliate; and

(d)	provide for the allocation of fiduciary responsibilities (other than trustee responsibilities as defined in Section 405(c)(3) of ERISA) among its members.

          However, any action described in paragraphs (b) or (d) of this subsection 5.2, and any modification or rescission of any such action, may be effected by the Committee only by a resolution approved by a majority of the Committee. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Committee with respect to this Plan.

          5.3 The Committee shall keep written minutes of all its proceedings, which shall be open to inspection by the Board of Directors. In the case of any decision by the Committee with respect to a claim for benefits under this Plan, such Committee shall include in its minutes a brief explanation of the grounds upon which such decision was based.

          5.4 In performing their duties, the members of the Committee shall act solely in the interest of the Participants in this Plan and their Beneficiaries and

(a)	for the exclusive purpose of providing benefits to Participants and their Beneficiaries;

(b)

with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of alike character and with like aims; and

(c)	in accordance with the documents and instruments governing this Plan insofar as such documents and instruments are consistent with the provisions of Title I of ERISA.

          5.5 In addition to any other duties the Committee may have, the Committee shall review the performance of all persons to whom the Committee shall have delegated or allocated fiduciary duties pursuant to the provisions of this Section 5.

          5.6 The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, members of the Committee, directors and employees of the Company and its Affiliates, and all such former members, directors and employees, for any and all expenses, liabilities or losses arising out of any act or omission relating to the rendition of services for or the management and administration of this Plan.

          5.7 No member of the Committee nor any delegate thereof shall be personally liable by virtue of any contract, agreement or other instrument made or executed by him or on his behalf in such capacity.

Section 6. Claims Procedure and Status Determination

          6.1 Claims for benefits under this Plan and requests for a status determination shall be filed in writing with the Company.

          6.2 In the case of a claim for benefits, written notice shall be given to the claiming Participant or Beneficiary of the disposition of such claim, setting forth specific reasons for any denial of such claim in whole or in part. If a claim is denied in whole or in part, the notice shall state that such Participant or Beneficiary may, within sixty days of the receipt of such denial, request in writing that the decision denying the claim be reviewed by the Committee and provide the Committee with information in support of his position by submitting such information in writing to the Secretary of the Committee.

          6.3 The Committee shall review each claim for benefits which has been denied in whole or in part and for which such review has been requested and shall notify, in writing, the affected Participant or Beneficiary of its decision and the reasons therefor.

          6.4 In the case of a request for status determination, written notice shall be given to the requesting person within a reasonable time setting forth specific reasons for the decision.

Section 7. Amendment or Termination

          7.1 The Company reserves the right to amend or terminate this Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board or of the Employee Benefits Policy Committee and shall be effective as provided for in such resolution.

          7.2 No amendment or termination of this Plan shall directly or indirectly deprive any current or former Participant, Beneficiary or Surviving Spouse of all or any portion of any Supplemental Retirement Benefit or Supplemental Surviving Spouse Benefit payment which has commenced prior to the effective date of such amendment or termination or the right to which has accrued on such effective date.

          7.3 In the event of a Plan termination, Supplemental Retirement Benefits and Supplemental Surviving Spouse Benefits shall be distributed in a single lump sum as soon as practicable after the date the Plan is terminated if such distribution is permitted because the Plan is terminated in accordance with the termination provisions of Section 409A of the Code and related regulations or, in other cases, at the earliest time otherwise permitted under the terms of the Plan in accordance with Section 409A of the Code and related regulations.

Section 8. General Provisions

          8.1 This Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or any Affiliate for payment of any benefits hereunder. No Participant, Beneficiary, Surviving Spouse or any other person shall have any interest in any particular assets of the Company or any Affiliate by reason of the right to receive a benefit under this Plan and any such Participant, Beneficiary, Surviving Spouse or other person shall have only the rights of a general unsecured creditor with respect to any rights under the Plan.

          8.2 Except as otherwise expressly provided herein, all terms and conditions of the Pension Plan, Cash Balance Plan and the Reinstatement Plan applicable to a benefit paid to a Participant or a Surviving Spouse Benefit under such plans shall also be applicable to a Supplemental Retirement Benefit or a Supplemental Surviving Spouse Benefit payable hereunder. Any benefit payable under the Pension Plan, Cash Balance Plan or the Reinstatement Plan shall be paid solely in accordance with the respective terms and conditions of the Pension Plan, Cash Balance Plan and the Reinstatement Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Pension Plan, Cash Balance Plan or the Reinstatement Plan.

          8.3 Nothing contained in this Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company or any Affiliate will be sufficient to pay any benefit hereunder.

          8.4 No Participant or Surviving Spouse shall have any right to a benefit under this Plan except in accordance with the terms of this Plan. Establishment of this Plan shall not be construed to give any Participant the right to be retained in the service of the Company or any Affiliate.

          8.5 No interest of any person or entity in, or right to receive a benefit under, this Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind; nor any such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

          8.6 This Plan shall be construed and administered under the laws of the United States and the State of New Jersey to the extent not superseded by Federal law. This Plan is specifically intended to comply with the provisions of the AJCA and Section 409A of the Code and it shall automatically incorporate all applicable restrictions of the AJCA, the Code and its related regulations, and the Company will amend the Plan to the extent necessary to comply with those requirements. The timing under which a Participant will have a right to receive any payment under this Plan will be deemed to be automatically modified, and a Participant’s rights under the Plan limited to conform to any requirements under, the AJCA, the Code and its related regulations.

          8.7 Actuarial assumptions to determine the present value of any benefit hereunder shall be the same as used to determine the present value of benefits under the Pension Plan or Cash Balance Plan, as applicable.

          8.8 If any person entitled to a benefit payment under this Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and this Plan therefor.

          8.9 This Plan shall inure to the benefit of and be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged.

          8.10 Each Participant shall keep the Company informed of his current address and the current address of his spouse. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant’s Supplemental Retirement Benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Surviving Spouse of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or Surviving Spouse or any other person, and such benefit shall be irrevocably forfeited.

          8.11 Notwithstanding any of the preceding provisions of this Plan, none of the Company, the Committee or any individual acting as an employee or agent of the Company or the Committee shall be liable to any Participant, former Participant, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with this Plan.

Section 9. Miscellaneous

          9.1 As used herein, words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless otherwise required by the context. Any headings used herein are included for ease of reference only and are not to be construed so as to alter the terms hereof.